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                                                                    EXHIBIT 10

                                FIRST AMENDMENT
                         TO LOAN AND SECURITY AGREEMENT
                          BETWEEN TRISTAR CORPORATION
                       AND FREMONT FINANCIAL CORPORATION


         This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made as of July 7, 1995 by and between FREMONT FINANCIAL CORPORATION ("Fremont") and TRISTAR CORPORATION ("Borrower"), in light of the following:

         WHEREAS, Borrower and Fremont entered into a Loan and Security Agreement dated October 8, 1993 (as amended from time to time,, the "Loan Agreement"; Capitalized terms used herein shall have the meanings set forth in the Loan Agreement unless specifically defined herein); and

         WHEREAS, Borrower and Fremont wish to amend the Loan Agreement as set forth herein.

         NOW THEREFORE, in consideration of the mutual promises and agreements of the parties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the parties hereto agree as follows:

         1. Section 2.1 of the Loan Agreement is deleted in its entirety and replaced with the following:

                 "2.1     Revolving Advances; Advance Limit.  Upon the request
         of Borrower, made at any time or from time to time during the term hereof, and so long as no Event of Default has occurred and is continuing, Fremont shall, in its sole and absolute discretion, make advances to Borrower in an amount up to (a) seventy-five percent (75%) of the aggregate outstanding amount of Eligible Accounts, plus (b) the lesser of (1) fifty percent (50%) of the aggregate value of the Eligible Inventory or (2) Five Million and No/100 Dollars ($5,000,000.00); provided, however, that in no event shall the aggregate amount of the outstanding advances made pursuant to this
         Section 2.1 be greater than, at any time, the sum of Ten Million Dollars ($10,000,000.00) (the Advance Limit)."

         2. Section 2.12 of the Loan Agreement is deleted in its entirety and replaced with the following:

                 "2.12    Maintenance Fee.  Borrower agrees to pay Fremont a
         fee (Maintenance Fee) in an amount equal to one-twelfth of one percent of the outstanding loan balance on or before the first (1st) day of each calendar month, in respect of Fremont's services for the preceding calendar month, during the term of this Agreement, including all renewal terms, or so long as any of the Obligations are outstanding."





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         3.      Section 3.1 of the Loan Agreement is deleted in its entirety and replaced with the following:

                 "3.1     Renewal Date.  This Agreement shall become effective
         upon acceptance by Fremont and shall continue in full force and effect for a term ending on July __, 1997 (the Renewal Date) and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided that, Borrower hereby agrees that Fremont may, at Fremont's option, extend the Renewal Date to July 7, 1998 by giving Borrower notice at least seventy (70) days prior to the Renewal Date. Either party may terminate this Agreement on the Renewal Date or on the anniversary of the Renewal Date in any year by giving the other party at least sixty (60) days prior written notice by registered or certified mail, return receipt requested and, in addition, Fremont shall have the right to terminate this Agreement immediately at any time upon the occurrence of an Event of Default. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations and covenants hereunder until all Obligations have been paid in full, and Fremont's continuing security interest in the Collateral shall remain in effect until all of Borrower's Obligations to Fremont have been fully paid and satisfied. Upon termination of this Agreement, all of the Obligations shall be immediately due and payable in full."

         4. Section 3.2 of the Loan Agreement is deleted in its entirety and replaced with the following:

                 "3.2     Early Termination Fee.  If this Agreement is
         terminated by Fremont upon the occurrence of an Event of Default, or is terminated at Borrower's request other than pursuant to Section 3.1, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Fremont's lost profits as a result thereof, Borrower shall pay to Fremont upon the effective date of such termination a fee (Early Termination Fee) in an amount equal to: (a) two percent (2.0%) of the Advance Limit if such termination occurs on or prior to July 7, 1996; or (b) one percent (1.0%) of the Advance Limit if such termination occurs after July 7, 1996 other than on the Renewal Date or on a subsequent anniversary of the Renewal Date. The Early Termination Fee shall be presumed to be the amount of damages sustained by Fremont, as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Fee provided for in this
         Section 3.2 shall be deemed included in the Obligations. Anything contained herein to the contrary notwithstanding, if and to the extent the Early Termination Fee constitutes interest under applicable law, the Early Termination Fee, when added to all other interest contracted for, charged or received under this Agreement or any other Loan Documents, shall not exceed, and shall be limited to an amount which constitutes, interest at the Maximum Rate."

         5. Borrower reaffirms, ratifies and confirms its Obligations under the Loan Agreement, acknowledges that all the terms and conditions in the Loan Agreement (except as




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amended herein) remain in full force and effect and further acknowledges that the security interest granted to Fremont in the Collateral is valid and perfected.

         6. Borrower is not aware of any events which now constitute, or with the passage of time or the giving of notice would constitute, an Event of Default under the Loan Agreement.

         7. This Amendment constitutes the entire agreement of the parties in connection with the subject matter of this Amendment and cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Amendment.

         8. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and all of such counterparts together shall constitute but one and the same agreement.

         9. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

         IN WITNESS WHEREOF, Borrower and Fremont have executed this Amendment as of the date first written above.

                                   FREMONT FINANCIAL CORPORATION,
                                   a California corporation,



                                   By:
                                       _______________________________________
                                       James M. O'Callahan
                                       Assistant Vice President


                                   TRISTAR CORPORATION,
                                   a Delaware corporation



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